Exhibit 10.9

AGREEMENT

Between

(1)	African Agriculture, Inc. a Delaware corporation, registered under number 5721264, having as its agent CORPORATION SERVICE COMPANY, 251 Little Falls Drive, Wilmington, New Castle, DE 19808, United States of America, and having its offices at 445 Park Avenue, 9th Floor, New York, NY 10022, United States of America, represented by its President and Chief Executive Officer, Alan Kessler

(2)	Agro Industries Corp., a company incorporated in the Cayman Islands, under company number 331695, with registered offices at 2nd Floor, Strathvale House, 90 North Church Street, George Town, Grand Cayman, P.O. Box 1103 KY1-1102 Cayman Islands, représentée par son Directeur, Chris Narborough

(hereinafter, “The Companies”)

On the one hand,

And

(3)	The municipality of Aderbissinat, a territorial collectivity of the Republic of Niger, represented by its Mayor, Athousseini Bahani;

(hereinafter the “Municipality”)

On the other hand,

(hereinafter the “Parties”)

Agreement between The Companies and the

Municipality of Aderbissinat

The following is stated:

(1)	The Municipality of Aderbissinat is a territorial community of the Republic of Niger endowed with legal personality and enjoying free administration and financial autonomy as stipulated by Law n°2008-42 of July 31, 2008 relating to the organization and administration of the territory of the Republic of Niger and Ordinance n°2010-54 of September 17, 2010 on the communities of the Republic of Niger. general code of territorial

(2)	Within the framework of the implementation of the plans of local development and its territory, while respecting the general orientations of the State in economic, social and cultural matter, the undersigned Municipality decides to establish an exclusive partnership object of the present convention with “the Companies”.

(3)	“AFRICAN AGRICULTURE” is a company incorporated in Delaware US. agribusiness. It is a partner of the USAID Finance Network and works with the American under law, specializing in and Investment bank EXIM. It is present in the subregion to develop partnerships with local authorities in order to make large scale investments in the development of the hydro-agricultural potential of the area concerned.

Agreement between The Companies and the

Municipality of Aderbissinat

(4)	AGRO INDUSTRIES is one of the leading agricultural companies present in Africa, 100% owner of Fermes de la Teranga, a Senegalese company operating the largest farm in Senegal with 25,000 hectares prime farming land in St Louis.

(5)	It also aims to contribute to the reduction of Niger’s trade balance deficit and to the achievement of national food self-sufficiency by improving productivity and competitiveness levels in the areas of intervention. Through its commitments, “the Companies” intend to be part of the dynamics of territorial development.

(6)	The present agreement is established to this effect to specify the modalities of operationalization of the commitments of each Party as well as the conditions of agreement. implementation of the final.

Agreement between The Companies and the

Municipality of Aderbissinat

To this end, the following has been agreed and determined:

Article 1: Creation of a company under Nigerien law

“The Companies” will create a company under Nigerien law in charge of the project which will exploit the land under the decree to be issued.

Article 2: Purpose of the Agreement

2.1. The project will involve the planting of a minimum of one million (100,000) hectares of trees to optimize the production of carbon credits in an area to be mutually agreed upon by the Parties with access to an underground aquifer for irrigation purposes for the sale of carbon footprints as well as water and usage rights.

2.2. The Municipality will also allocate an additional one hundred thousand (100,000) hectares of land in favorable areas for commercial production for local and industrial consumption of alfalfa (or other biomass products) on a large scale following hydrogeological and soil studies.

Agreement between The Companies and the

Municipality of Aderbissinat

2.3. “The Companies” will be granted exclusive exploitation rights over the land for agricultural projects involving alfalfa (or any other biomass products) and environmental projects involving the sale of carbon credits, as well as rights to use the subsurface water for forty-nine (49) years over and under the areas of land allocated as described above in sections 2.1 and 2.2 (hereafter, the “Areas”).

2.4. An initial area of twenty-five thousand (25,000) hectares spread over one or more plots of land is urgently needed for the start of the pilot works.

2.5. Another area to be determined by mutual agreement of the parties will be developed by “The Companies” for the benefit of the populations for market gardening with a view to exploiting several agricultural speculations such as onions, potatoes, tomatoes, peppers among others.

Article 3: Map of the location of the agricultural perimeter of “The Companies”

The boundaries of the Areas allocated to the project will be delineated, the villages and hamlets polarizing the affected Areas will be listed at the level of the Municipality and the cattle runs and production tracks directly impacted by the activity will be identified.

Agreement between The Companies and the

Municipality of Aderbissinat

Article 4: Obligations of the Municipality

The Municipality undertakes to, in accordance with the appropriate administrative procedures:

a. Put at the disposal of “The Companies” for its exclusive exploitation as provided in Section 2.3 the areas:

o of one million (1,000,000) hectares allocated for tree planting;

o of one hundred thousand (100,000) hectares for the cultivation of alfalfa or any other biomass product;

b. To make a delineation of the targeted Areas for the project after the hydrogeological and soil studies and the determination of the geographical coordinates by experts;

c. Facilitate “The Companies” collaboration with producer organizations or any other entity that could contribute to the achievement of its reforestation and production objectives; and

Agreement between The Companies and the

Municipality of Aderbissinat

d. To set up, by order of the Mayor, a monitoring committee which he will chair and which will be composed of the office of the municipal council, the national deputies of the Municipality or the department, two representatives of “The Companies”, the tribal chiefs, the representative of the Regional Direction of the Environment in order to watch over the respect of the stipulations of the present convention. This committee will produce an annual evaluation report that the municipal council can use to decide on the continuation of the collaboration.

Article 5: Obligations of “The Companies”

5.1. “The Companies” undertake to:

a. Develop the affected Areas in compliance with the Land Use and Assignment Plan of the Municipality, and with the laws in force;

b. To assist the local population in the development of land made available under section 2.4 for market gardening for farming, fodder cultivation and market gardening;

Agreement between The Companies and the

Municipality of Aderbissinat

c. Develop existing grazing areas and livestock watering points with easy access for animals;

d. Facilitate access to new technologies for the population to improve their standard of living;

e. To give priority to the recruitment of local manpower taking into account the criterion of competence and to promote local companies for the execution of certain tasks falling under their competences and services;

f. Develop in the first two years the access roads for the project, which will be regularly maintained at its expense. These tracks will follow optimal trajectories in relation to the villages of the Areas covered by the project which benefit from right of way and can be used by the local population without disturbing the operations of “The Companies”;

Agreement between The Companies and the

Municipality of Aderbissinat

g. Accompany the populations of the Municipality allocating land to “The Companies” in the implementation of social projects (construction of classrooms, school canteens with dormitories, provision of school supplies, rehabilitation and/or construction of places of worship, construction and equipment of health huts, equipped reference health center, drinking water points for the populations);

h. Committing many resources to the development of the local university sector, including engaging U.S. universities for training and development, building low-cost housing for “The Companies” employees, and developing solar power for electricity generation, among others;

i. Develop in the first three years of the project all the nurseries, and all associated incubation, for the tree shrubs and plant growth, necessary for the successful cultivation of a mature carbon sequestration program, fully built and staffed by local employment,

j. To grant seventy five million (75,000,000) FCFA francs from the first year of carbon credit sales as budgetary support to the Agadez Region for the implementation of social projects and more particularly for education and training for women; and

Agreement between The Companies and the

Municipality of Aderbissinat

k. To pay to the Municipality signatory of the present Agreement an annual payment of fifty million (50,000,000) FCFA per year as a contribution to the Municipality’s foundation for the training programme during the construction of the greenhouses and the plantation.

l. To pay to the Municipality signatory of the present Agreement, a total annual sum of six hundred and fifty million (650,000,000) FCFA ;

m. Receive and make available to the monitoring committee for the implementation of the agreement, any information and documents that it may have requested in order to carry out its mission.

5.2. The payment of fifty million (50,000,000) FCFA per year provided for in Article 5.1(k) will continue until the first year of the sale of carbon credits.

Agreement between The Companies and the

Municipality of Aderbissinat

5.3. The payment of six hundred and fifty million (650,000,000) FCFA to the Municipality provided for in Article 5.1 (l) shall be paid from the first year of the sale of carbon credits. The payment shall be made before the end of the first quarter of the year to participate in the operation of the municipality and the annual investment plan.

5.4. In the event of force majeure, for economic, agronomic, sanitary or natural reasons, war or act of war, sabotage, insurrection, terrorism, civil unrest or requisition, “The Companies” may negotiate with the committee to revise its commitments for the year concerned.

Article 6: Entry into force and duration of the Agreement

6.1. This Agreement shall enter into force on the date of signature.

6.2. This Agreement is entered into for a term of forty-nine (49) years (allocation of exclusive rights over the Areas as per Section 2.3) renewable after evaluation of the project.

6.3. This Agreement shall remain in effect until superseded by the final agreement to be entered into after the hydrogeological studies, soil studies and determination of the boundaries of the Areas allocated to the project.

Agreement between The Companies and the

Municipality of Aderbissinat

Article 7: Acceptance of clauses / Amendment / Termination

7.1. The Parties agree to all of the above clauses which may not be amended or modified until replaced by the final agreement.

7.2. This Agreement shall be binding on the Parties and shall be enforceable without reservation.

7.3. In the event of non-compliance with the commitments by one of the parties, the beneficiary of this commitment may terminate the contract after giving six (06) months notice.

7.4. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The English language version of this Agreement shall be the original, governing instrument and understanding of the Parties. In the event of any conflict between this English language version of the Agreement and the French translation, the English language version shall govern and control.

Agreement between The Companies and the
Municipality of Aderbissinat

Article 8: Applicable Law and Dispute Resolution

8.1. This Agreement shall be governed by the laws of the State of New York, United States.

8.2. The Municipality and “The Companies” agree that all disputes arising from or in connection with this Agreement shall first be settled amicably through negotiations for a maximum period of 30 days from the notification of the dispute.

8.3. If no amicable agreement is reached at the end of the negotiations provided for in Article 8.2, the dispute shall be subject to mediation under the supervision of the civil court with territorial jurisdiction in the matter, for a maximum period of 30 days from the date of referral to the court.

8.4. If no agreement is reached at the end of the mediation provided for in Article 8.3, the dispute shall be finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with those Rules. The place of arbitration shall be Paris, France. The Municipality hereby irrevocably waives any immunity from jurisdiction and any immunity from enforcement in respect of any dispute arising out of this Agreement.